Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 2, 2011
Relating to Preliminary Prospectus dated May 2, 2011
Registration No. 333-171302

INITIAL PUBLIC OFFERING TABLE OF CONTENTS FOOTHILLS MALL 1 CROSSINGS AT HOBART 3 WOODYARD CROSSINGS 5 CROSSWAYS SHOPPING CENTER 7 HARVARD PARK 9 GREENWOOD PAVILION 11 SUN CENTER 13 SPRINGDALE PLAZA 15 COLERAIN HILLS SHOPPING CENTER 17 TJ MAXX CENTRE 19 BISCAYNE CENTER 21 SHOPPES OF BEAVERCREEK 23 THE COLUMBUS AIRCENTER 25 THE MARKETPLACE AT FACTORIA MALL 27 THE KROGER CENTRE AT SAWMILL HARD 29

Schottenstein
REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

FOOTHILLS MALL | 7401 NORTH LA CHOLLA BLVD, TUSCON, AZ

Foothills Mall is a 511,997-square-foot regional mall anchored by AMC Cineplex, Ross Dress for Less, Barnes & Noble, and Saks Off 5th. Situated on 57 acres at the intersection of West Ina Road and La Cholla Boulevard in Tucson, Arizona, the mall was 97.6% occupied as of December 31, 2010, providing total annualized base rent of $7.6 million, or $15.27 per leased square foot. The property was built in 1982 and we subsequently completed a $12.0 million interior and exterior renovation in 2006 that included the expansion of AMC Cineplex to 15 screens as well as the construction of 27,000 square feet of new retail shop space with road frontage. We acquired the property in 2010 for $89.8 million.

The four anchor tenants represent approximately 29.2% of the annualized base rent of the mall, which has a total of 103 tenants. Foothills Mall shares a common parking lot and curb cut with an adjacent 210,000-square-foot Wal-Mart Supercenter.

KEY STATISTICS	
Year Built / Renovated	1982/2006
Major Tenants	AMC Theatres, Saks Off 5th, Barnes & Noble, Ross Dress for Less
Total SF	511,997
% Leased	97.6%
ABR / SF	$15.27
Location	Tucson, AZ


Famous Footwear



1

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

CROSSINGS AT HOBART | 2360 EAST 79TH AVE, HOBART, IN

Crossings at Hobart is an 806,149-square-foot power/big box shopping center situated on 73 acres in Hobart, Indiana, in suburban Chicago. We acquired the property in 1994 for $14.9 million from a foreign bank that had foreclosed on the borrower. At the time, the center was 196,000 square feet and anchored by Wal-Mart, with construction in progress on additional space. Since the acquisition, we have invested an additional $32.9 million to expand the center to its current size and attracted additional tenants such as Best Buy, Bed Bath & Beyond, Michaels, and Old Navy. In addition, Wal-Mart expanded and converted their original store into a Wal-Mart Supercenter.

KEY STATISTICS	
Year Built / Renovated	1990/2003
Major Tenants	Wal-Mart, Bed Bath & Beyond, Best Buy, Old Navy, Value City Furniture, Hobby Lobby, Burlington Coat Factory, DSW
Total SF	806,149
% Leased	95.2%
ABR / SF	$8.64
Location	Hobart, IN


DSW
OLD NAVY


BEST BUY
BED BATH & BEYOND

3

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

WOODYARD CROSSINGS | 8745 WOODYARD RD, CLINTON, MD

Woodyard Crossings is a 487,578-square-foot power/big box shopping center located on 62 acres in Clinton, Maryland, a suburb of Washington, D.C. We acquired the property in 1999 for $27.6 million after its anchor tenant, Caldor Department Stores, had filed for bankruptcy. We invested an additional $19.4 million to expand the center from 280,000 square feet to its current size by razing the Caldor building and re-tenanting the center with Lowes, Wal-Mart, Staples, multiple small shop tenant buildings, and outparcels.


STARBUCKS COFFEE
verizon wireless


LOWE'S

KEY STATISTICS	
Year Built / Renovated	1995/2001
Major Tenants	Wal-Mart, Lowes, Safeway, Staples
Total SF	487,578
% Leased	99.1%
ABR / SF	$12.10
Location	Clinton, MD

5

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

CROSSWAYS SHOPPING CENTER | 1412 GREENBRIER PKWY, CHESAPEAKE, VA

Crossways Shopping Center is a 349,758-square-foot power/big box shopping center located on 35 acres adjacent to Greenbrier Mall in Chesapeake, Virginia. When we acquired the property in 2000 for $26.8 million, it had significant vacancy and other tenancy concerns – particularly with anchor tenants Montgomery Ward and Upton's Department Store. We invested an additional $5.3 million to reposition the Montgomery Ward store into spaces now leased to TJ Maxx and Ross Dress for Less and leased the vacant Upton's space to Value City Furniture. We also redeveloped the Montgomery Ward Auto Center into space currently leased by Panera Bread and Vitamin Shoppe.


DSW SHOE WAREHOUSE


Office DEPOT

KEY STATISTICS	
Year Built / Renovated	1988/2006
Major Tenants	TJ Maxx, Marshalls, Ross Dress for Less, DSW, Office Depot
Total SF	349,758
% Leased	97.9%
ABR / SF	$12.49
Location	Chesapeake, VA

7

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

HARVARD PARK | 4025 RICHMOND RD, WARRENSVILLE HEIGHTS, OH

Harvard Park is a community center located on 25 acres in the eastern suburbs of Cleveland, Ohio. We developed this center with a total of 211,652 rentable square feet after having acquired the land in 2005 for $9.6 million and began construction in 2006. The property is part of the 630-acre Chagrin Highlands planned development which includes multiple office buildings and a new 200-bed hospital. Harvard Park is anchored by Bed Bath & Beyond, Filene's Basement, DSW, Value City Furniture, La-Z-Boy Furniture, and Office Max with available development space large enough for another anchor tenant.


Famous Footwear
LA-Z-BOY
FURNITURE GALLERIES


OfficeMax

KEY STATISTICS	
Year Built / Renovated	2006
Major Tenants	Bed Bath & Beyond, Filene's Basement, DSW, Office Max, Value City Furniture
Total SF	211,652
% Leased	97.7%
ABR / SF	$14.74
Location	Warrensville Heights, OH

9

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10

Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

GREENWOOD PAVILION | 1218 US 31 NORTH, GREENWOOD, IN

Greenwood Pavilion is a 185,567-square-foot community center located on 17 acres across from the Greenwood Park Mall in suburban Indianapolis, Indiana. We originally acquired the property in 1977 for $438,000, and subsequently acquired an adjacent parcel in 2000 that was then occupied by Furrows and also allowed us to expand and renovate the center. In 2009, we complemented the other major tenants, Value City Furniture and Jo Ann Fabrics, by re-tenanting the Value City Department Store space with Christmas Tree Shops and BuyBuy Baby.

KEY STATISTICS	
Year Built / Renovated	1968/2009
Major Tenants	Christmas Tree Shops, BuyBuy Baby, Jo Ann Fabrics, Value City Furniture
Total SF	185,567
% Leased	100.0%
ABR / SF	$10.40
Location	Greenwood, IN


Christmas Tree Shops


JOANN
fabrics and crafts

11

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

SUN CENTER | 3700 WEST DUBLIN GRANDVILLE RD, COLUMBUS, OH

We acquired the former HQ Home Improvement store out of bankruptcy in 1999 for $7.2 million. Located within the Sun Center power/big box shopping center (a property that we do not own) in the Sawmill Road retail corridor in Columbus, Ohio, the vacant store sitting on 12 acres provided a unique opportunity for us to redevelop and re-tenant the space. In 2000, we began work that ultimately increased the square footage of the store to 154,557 square feet and added Bed Bath & Beyond, DSW, Filene's Basement, and Value City Furniture.


BED BATH & BEYOND

KEY STATISTICS	
Year Built / Renovated	1995/2000
Major Tenants	DSW, Filene's Basement, Bed Bath & Beyond, Value City Furniture
Total SF	154,557
% Leased	100.0%
ABR / SF	$13.60
Location	Columbus, OH


VALUE CITY
Furniture
DSW

13

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

SPRINGDALE PLAZA | 425 EAST KEMPER RD, SPRINGDALE, OH

Springdale Plaza is a 188,005-square-foot center situated on 18 acres across from the Tri-County Mall, in northern Cincinnati, Ohio. We acquired the center in 2000 for $10.2 million and subsequently invested in a renovation that included the razing of a former Burlington Coat Factory location, constructing the spaces for three of the four current major tenants, renovating the façade of the shop buildings, and expanding the shop space. The center is anchored by Bed Bath & Beyond, DSW, TJ Maxx, and Michaels.


DSW SHOE WAREHOUSE
BED BATH & BEYOND


TJ·MAXX

KEY STATISTICS	
Year Built / Renovated	1974/2010
Major Tenants	Bed Bath & Beyond, Michaels, TJ Maxx, DSW
Total SF	188,005
% Leased	90.4%
ABR / SF	$13.05
Location	Springdale, OH

15

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

COLERAIN HILLS SHOPPING CENTER | 8401 COLERAIN AVE, CINCINNATI, OH

Colerain Hills Shopping Center is 312,334-square-foot power/big box shopping center located on 30 acres in Cincinnati, Ohio. We originally acquired the land in 1963 for $70,000 and completed the initial construction in 1967, which at that time included a K-Mart and shop space. In 2008, we completed a major redevelopment and expansion of the shopping center that included expanding the leaseable area of the shopping center by 96,000 square feet, razing the K-Mart, constructing a Wal-Mart Supercenter, and expanding and renovating the shop buildings. Other major tenants at the property include Staples and Family Dollar.

KEY STATISTICS	
Year Built / Renovated	1967/2008
Major Tenants	Wal-Mart, Staples, Family Dollar
Total SF	312,334
% Leased	96.9%
ABR / SF	$5.83
Location	Cincinnati, OH


STAPLES
The Office Superstore


RadioShack

17

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

TJ MAXX CENTRE | 4340 13th AVE SW, FARGO, ND

TJ Maxx Centre is an 165,670-square-foot community center located on 17 acres adjacent to the West Acres Mall in Fargo, North Dakota. We acquired the center in 1993 for $6.8 million, renovated and expanded the leaseable area in 1995, and then renovated the façade again in 2009. Major tenants include Bed Bath & Beyond, Jo Ann Fabrics, Party City, Office Max and TJ Maxx.


JO-ANN
fabrics and crafts


T·J·maxx

KEY STATISTICS	
Year Built / Renovated	1987/2009
Major Tenants	Bed Bath & Beyond, TJ Maxx, Office Max, Jo Ann Fabrics, Party City
Total SF	165,670
% Leased	100.0%
ABR / SF	$9.66
Location	Fargo, ND

19

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Schottenstein
REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

BISCAYNE CENTER | 17651 BISCAYNE BLVD, AVENTURA, FL

Biscayne Center is an approximately 55,938 rentable square foot retail destination located on 5 acres east of Interstate 95 in the Aventura area of Miami, Florida. We acquired the property in 2007 for $12.6 million and renovated it in 2008. Situated within a mile of the upscale Aventura Mall, Biscayne Center features Filene's Basement and CompUSA.


FILENE'S
BASEMENT


COMPUSA

KEY STATISTICS	
Year Built / Renovated	1996/2008
Major Tenants	Filene's Basement, CompUSA
Total SF	55,938
% Leased	100.0%
ABR / SF	$27.67
Location	Aventura, FL

21

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22

Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

SHOPPES OF BEAVERCREEK | 2720 TOWNE DR, BEAVERCREEK, OH

Shoppes of Beavercreek is a 170,681-square-foot community center located on 19 acres across from The Mall at Fairfield Commons in Beavercreek, Ohio, a suburb of Dayton. We developed the center in 1997 after acquiring the land for $3.8 million, and its major tenants include Bed Bath & Beyond, Barnes & Noble, DSW, hhgregg, and Old Navy.

KEY STATISTICS	
Year Built / Renovated	1997/2005
Major Tenants	DSW, Barnes & Noble, Bed Bath & Beyond, Old Navy, hhgregg
Total SF	170,681
% Leased	91.1%
ABR / SF	$8.45
Location	Beavercreek, OH


OLD NAVY
BED BATH & BEYOND


DSW SHOE WAREHOUSE

23

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

THE COLUMBUS AIRCENTER | 4300 EAST 5TH AVE, COLUMBUS, OH

The Columbus Aircenter is a 180-acre, 2.9 million-square-foot office and industrial business park property located in Columbus, Ohio. Situated adjacent to the Port Columbus International Airport with direct access to the airport's runway, the property is currently 96.8% occupied and comprised of 1.4 million square feet of industrial distribution space, 900,000 square feet of office space and 500,000 square feet of airplane hangar space. We purchased the property in 1997 for $14.6 million and undertook a complete renovation of the property that included building out 450,000 square feet for the State of Ohio in three phases from 2002 to 2009, redeveloping and relocating DSW's headquarters in 2007, and redeveloping American Signature's approximately 217,000-square-foot headquarters in 2009. We also relocated our headquarters to the property in 2009.


THE
COLUMBUS INTERNATIONAL
AIRCENTER
A BUSINESS PARK


DSW

KEY STATISTICS	
Year Built / Renovated	1941/2009
Major Tenants	American Signature, DSW, Republic Airways, State of Ohio
Total SF	2,858,064
% Leased	96.8%
ABR / SF	$5.05
Location	Columbus, OH

25

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Schottenstein REALTY TRUST, INC.
INITIAL PUBLIC OFFERING

THE MARKETPLACE AT FACTORIA MALL | 4024 124TH AVE SE, BELLEVUE, WA

The Marketplace at Factorial Mall is a 512,149-square-foot enclosed power/big box shopping center situated on 42 acres in the upscale Seattle suburb of Bellevue, Washington. We acquired our interest in the property in 2005 for $51.0 million and hold 50% ownership in an unconsolidated joint venture. The center is anchored by major tenants including Target, Nordstrom Rack, DSW, TJ Maxx, and Safeway.


NORDSTROM
Rack


OLD NAVY
TARGET

KEY STATISTICS	
Year Built / Renovated	1977/2009
Major Tenants	Target, Nordstrom Rack, Safeway, DSW, TJ Maxx
Total SF	512,149
% Leased	93.2%
ABR / SF	$12.16
Location	Bellevue, WA

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XPRESS E
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405 INTERSTATE
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MARKETPLACE AT FACTORIA MALLSE
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112th Ave SE K e yd eC a s c a

INITIAL PUBLIC OFFERING
THE KROGER CENTRE AT SAWMILL HARD | 7625 SAWMILL RD, DUBLIN, OH
The Kroger Centre at Sawmill Hard is 178,411-square-foot Kroger-anchored community shopping center located on 28 acres in Dublin, Ohio, a suburb of Columbus. The center is part of a mixed-use development that was built in 2008 in conjunction with the city of Dublin. We own a 50% interest in the center through an unconsolidated joint venture.
KEY STATISTICS
Year Built / Renovated 2008 Major TenantsKroger Total SF 178,411% Leased 95.4% ABR / SF $12.71
LocationDublin, OH
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INITIAL PUBLIC OFFERING
Disclaimer: Schottenstein Realty Trust, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering of securities to which these materials relate; however, that registration statement has not yet been declared effective. These securities may not be sold until the registration statement filed with the SEC becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling Raymond James at 800-248-8863 or Wells Fargo Securities at 800-326-5897, or emailing Bank of America Merrill Lynch at dg.prospectus_requests@baml.com.
These materials contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the business, financial condition, liquidity, results of operations, plans and objectives of the Company. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. All forward-looking statements are based on information available to the Company on the date these materials were prepared and the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
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